Exhibit 4.4

Pulsenmore Ltd.

(“the Company”)

To:

______________

Liability waiver and commitment to indemnify

1.	General

1.1.	The Company Board of Directors resolved on March 31, 2021 and the General Meeting of Company shareholders resolved on April 13, 2021 that the Company shall waive the liability of officers, including Board member thereof, whether currently in office or to be in office in future from time to time, with the Company, with subsidiaries of the Company or by request of the Company, of subsidiaries of the Company – at any Other Company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (“Other Company”; The Company, subsidiaries and Other Companies, jointly or severally: “the Group”) as officers, as this term is defined in the Corporate Act, 1999 (“the Corporate Act”) (including controlling shareholders or relatives thereof) (“the Officer”) of the Group or other officers of the subsidiary or Other Company, with respect to any damage caused by breach of their duty of care towards the Company, and that the Company shall provide to the officers, as defined above, a commitment to indemnify them for any indebtedness or expense imposed on them due to any action taken by them prior to award of this letter of waiver and commitment to indemnify, or to be taken thereafter in the course of their office as such officers, all as set forth in this letter of waiver and commitment to indemnify.

1.2.	Terms used in this liability waiver and commitment to indemnify and not defined herein shall have the meaning assigned to them in the Corporate Act, unless otherwise required by context. This document is in the masculine gender, but is intended equally for both genders.

2.	Liability waiver due to breach of duty of care towards the Company

2.1.	The Company hereby irrevocably waives your liability, to the maximum extent allowed by law, for any damage of any kind incurred or to be incurred by the Group, directly or indirectly, if caused or to be caused due to breach of duty of care towards the Company by any action taken by you by virtue of being an Officer of the Group or holder of another position with a subsidiary or Other Company.

2.2.	Notwithstanding the foregoing, the liability waiver shall not apply to any of the following:

2.2.1.	Breach of fiduciary duty towards the Company.

2.2.2.	Breach of duty of care partitioned.

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2.2.3.	Breach of due care duty with intent or recklessness, unless made with negligence alone.

2.2.4.	Action intended to procure illegal personal gains.

2.2.5.	Fine, civilian fine, monetary sanction or forfeit imposed on you.

2.3.	Provisions of this section of the liability waiver shall not derogate from the Company’s commitment to indemnify below, nor from any of your rights pursuant to an insurance policy issued to you.

2.4.	If you are or will be serving as Board member of the Group – the waiver pursuant to this agreement shall also apply to any substitute Board members duly appointed by you.

3.	Commitment to indemnify

The Company hereby irrevocably commits to you to indemnify you to the widest extent allowed by law and by Company Bylaws, for any indebtedness or expense, as set forth below, to be imposed on you[1] or to be expended by you due to any action you have taken or will take, including any decision, deed or omission or any derivative thereof, including your actions prior to the date of this liability waiver and commitment to indemnify, by virtue of you being an Officer of the Group or holder of another position with a subsidiary or Other Company, directly or indirectly related to one or more of the events set forth in this liability waiver and commitment to indemnify, or part thereof or directly or indirectly related to them, subject to provisions and limitations set forth in this liability waiver and commitment to indemnify.

4.	Indebtedness and expenses subject to indemnification

4.1.	Indemnification shall apply to the following indebtedness and expenses:

4.1.1.	Monetary liability to be imposed upon you towards another person by any verdict, including a verdict issued in settlement or an arbitration verdict upheld by a Court of Law, provided that the maximum indemnity amount not exceed the amount set forth below.

4.1.2.	Reasonable litigation expenses, including legal fees, to be expended by you due to any investigation or proceeding conducted against you by an authorized entity to conduct such investigation or proceedings, and which has ended with no indictment against you (as defined in the Corporate Act) and with no financial liability imposed on you in lieu of criminal proceedings (as defined in the Corporate Act), or which has ended with no indictment against him but with financial liability imposed on you in lieu of criminal proceedings in a felony not requiring proof of criminal intent or with regard to monetary sanctions.

In this section, “proceedings ended with no indictment in a matter subject to criminal investigation” and “financial liability imposed on him in lieu of criminal proceedings” - as defined in section 260 of the Corporate Act, as amended from time to time.

1 Should the services as Officer be provided through a company controlled by the Officer, and such company be liable for any indebtedness or expense indemnifiable pursuant to this liability waiver and commitment to indemnify, with respect to the office of the Officer, then such company would be entitled to indemnification and the provisions of this indemnification letter shall apply accordingly.

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4.1.3.	Reasonable litigation expenses, including attorney fees, to be incurred by you or imposed on you by a Court of Law, in a proceedings filed against you by the Group or by the other Company or on its behalf or by another person or by criminal indictment of which you are found not guilty or by criminal indictment of which you are found guilty of a felony not requiring proof of criminal intent.

4.1.4.	Payment to the party injured by the breach, as set forth in Section 52.54(a)(1)(a) of the Securities Act, 1968 (“Securities Act”) to be imposed on you or any payment to the party injured by the breach pursuant to any other administrative proceeding or law (whether existing or enacted in future), with respect or in relation to which indemnification may be provided to officers.

4.1.5.	Expenses to be charged to you or incurred by you with regard to any proceeding concerning you, pursuant to chapter H3 (monetary sanction imposed by ISA), H4 (administrative enforcement imposed by the Administrative Enforcement Committee) or I1 (arrangement for avoidance or discontinuation of proceedings, contingent on terms) of the Securities Act, pursuant to Article IV of Chapter 4 in Part 9 of the Corporate Act, pursuant to Chapter G1 of the Anti-Trust Act, 1988, as amended from time to time, and any other or additional administrative enforcement proceeding (whether existing or enacted in future), for which indemnification may be lawfully granted with respect to expenses or payments incurred in conjunction there with, including reasonable litigation expenses, including attorney’s fee.

4.1.6.	Any other event, indebtedness, damage, payment or expense which may be covered, now or in future, by Officer indemnification by law, as amended from time to time.

4.2.	Such indemnification shall not apply to the following actions:

4.2.1.	Breach of fiduciary duty towards the Company, unless you acted in good faith and had reasonable cause to believe that such action shall not harm the company;

4.2.2.	Breach by you of duty of care with intent or recklessness, unless made with negligence alone;

4.2.3.	Action taken by you, intended to procure illegal personal gains;

4.2.4.	Fine, civilian fine, monetary sanction or forfeit imposed on you;

4.3.	The Company shall indemnify you and pay you for the aforementioned financial indebtedness and expenses, if not covered by the Company’s Officer liability insurance and not actually paid to you.

4.4.	You shall not be entitled to indemnification for any financial indebtedness or expenses for which you received indemnification or payment, from the Company or from other(s), including from insurance payout. For the sake of clarity, note that indemnification pursuant to this liability waiver and commitment to indemnify shall apply over and above any amount paid from insurance payout and any other indemnification, and provisions of sections 4.6, 5.2 and 5.3 below shall apply.

4.5.	Upon occurrence of any event for which you may be entitled to indemnification pursuant to provisions of this liability waiver and commitment to indemnify, the Company shall provide to you, from time to time, as advance payment on account of expenses payable to you pursuant to this liability waiver and commitment to indemnify, amounts to cover such expenses and various other payments associated with addressing such legal or administrative proceeding, including inquiry proceedings, and the Company shall provide to you collateral and guarantees you would be required to provide as part of such inquiry or legal proceeding, or by interim rulings, including in arbitration, including to replace foreclosure of your assets, even prior to start or end of such inquiry or legal proceeding, as the case may be, provided that in total, all such amounts, collateral and guarantees shall not exceed the maximum indemnity amount.

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Should the Company provide to you such advance payment as set forth above, and should a conclusive verdict stipulate, or should you and the Company agree in writing that you are not entitled to litigation expenses, you shall reimburse such advance payment upon first demand from the Company.

Should the Company provide to you such collateral or guarantees and should a conclusive verdict stipulate, or should you and the Company agree in writing that you are not entitled to indemnification for the action for which such collateral or guarantees were provided, the Company would have these canceled, and you would assist in cancellation thereof to the extent you are required to do so by the Company, and if all or part of these will have been realized, you shall reimburse to the Company the realized amount upon first demand from the Company.

4.6.	The Company recognizes that you may be entitled to indemnification, payment of expenses (including advance payments) or to be included in insurance by a venture capital fund, private investor, another equity fund or another entity (“Secondary Indemnifier”). In such case, the Company consents to the following: (a) Company commitments to indemnify are the primary commitments, and commitments of the Secondary Indemnifier are secondary to those of the Company, with regard to indemnification for events, deeds and actions pursuant to this liability waiver and commitment to indemnify; (b) The Company is required to indemnify and to provide advance payments, collateral and guarantees as set forth in this liability waiver and commitment to indemnify, in full and regardless of commitments by the Secondary Indemnifier; (c) The Company waives and releases in advance the Secondary Indemnifier of any claim or demand for payment of any kind with regard to such events, deeds and actions. Note that provision of any payment by the Secondary Indemnifier, including any advance payment, with regard to any event, action or deed for which you asked the Company for indemnification or payment pursuant to provisions of this liability waiver and commitment to indemnify, shall not derogate from the Company’s commitments pursuant to this liability waiver and commitment to indemnify, and in such case the Secondary Indemnifier shall be entitled to reimbursement of payments paid to or for you by the Company.

5.	Maximum indemnity amount

5.1.	The total cumulative indemnity amount to be paid to you by the Company pursuant to this liability waiver and commitment to indemnify, with regard to monetary indebtedness, as set forth in section 4.1.1 above, together with indemnity amounts with respect to indebtedness as set forth in section 4.1.1 above, to be paid by the Company to other officers of the Group pursuant to liability waivers to be issued pursuant to the Board of Directors resolution dated [*], shall be equal to 25% of the Company’s shareholder equity (on its most recent consolidated financial statements prior to payment of such indemnity).(“Maximum Indemnity Amount”).

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5.2.	For the sake of clarity, note that the Maximum Indemnity Amount pursuant to this liability waiver and commitment to indemnify shall apply over and above any amount to be paid by insurance and indemnification by any entity other than the Company (such that the Maximum Indemnity Amount would not be decreased due to an insurance payout or such indemnity paid; Should the total indemnity amount the Company would be required to pay with respect to provisions of section 4.1.1 above exceed the Maximum Indemnity Amount, or the balance of Maximum Indemnity Amount (as it may be at that time), then the Maximum Indemnity Amount, or the balance thereof, as the case may be, shall be shared by officers entitled to indemnification, such that the indemnity amount paid to each Officer would be calculated pro rata to the indemnity amount they would have received absent limitation of the Maximum Indemnity Amount, and the indemnity amount that all such officers would have received on aggregate, absent such limitation.

5.3.	Should the Officer be indemnified by the insurer, under an Officer liability insurance policy, with respect to the matter at hand subject to indemnification, the Company shall provide indemnification equal to the difference between the amount of the financial liability imposed on the Officer, including legal expenses, and the amount received from the insurer with respect to said matter, provided that the indemnity amount charged to the Company with respect to such indebtedness, as set forth in section 4.1.1 above, shall not exceed the Maximum Indemnity Amount. Should the Company be indemnified by such insurer, the Company’s liability pursuant to this liability waiver and commitment to indemnify shall not be decreased, and the total indemnity amounts may exceed the amounts received from the insurer.

6.	Events subject to indemnification with regard to section 4.1.1

6.1.	The commitment to indemnify with respect to monetary indebtedness, as set forth in section 4.1.1 above, shall be limited to events listed below (which the Company Board of Directors considers to be expected, given actual Company operations as of this date):

6.2.	Event directly or indirectly due to any offering, issuance, distribution, sale, acquisition or listing for trading on the stock exchange in Israel or overseas, or de-listing from trading of any securities (including equity and debt) – of the Company, a subsidiary or Other Company, by the Company or on behalf thereof, by another entity, including inter alia, offering of securities to the public (including by way of sales offer), distribution in kind (of Company securities or securities held by the Company) or distribution by way of benefits or rights to securities, purchase offer, purchase of securities (including buy-back), private placement, all whether or not conducted pursuant to a prospectus or draft prospectus or any other document, whether or not such action has been realized; and any other action with regard to Company equity, whether or not involving issuance of securities.

6.3.	Any event directly or indirectly arising from the Company being a public company or a reporting entity (as these terms are defined in the Corporate Act), or arising from the fact that Company securities were offered to the public, or arising from the fact that Company securities are listed for trading on the stock exchange in Israel or overseas.

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6.4.	Any transaction as defined in Section 1 of the Corporate Act, including negotiations of any transaction, transfer, sale, acquisition or pledging of assets or liabilities (including securities), or the granting or receiving of any rights there to, borrowing and providing collateral and any other action involved, directly or indirectly, in such transaction, including delivery of information and documents.

6.5.	Any resolutions or actions with regard to approval of transactions with officers, interested parties or controlling shareholders of the Company, as such transactions are defined in chapter five of part six of the Corporate Act.

6.6.	Any claim alleging wrong business discretion, and reasonable professional level of expertise and caution with regard to Company business.

6.7.	Any report of notice issued pursuant to corporate law, securities law, tax laws, anti-trust laws, labor laws or any other law requiring the Company to issue such report or notice, including pursuant to stock exchange rules or guidelines in Israel or overseas, or by law of another country which governs similar matters, or avoidance of issuing such report or notice.

6.8.	Any action in contravention of the Economic Competition Act, including any restrictive trade practices, as well as actions with regard to regulation and laws concerning anti-trust, mergers, restrictive trade practices, impact to competition or commercial tort.

6.9.	Adoption of findings of external opinion for issue of any immediate report, prospectus, financial statements or any other disclosure document pursuant to securities laws.

6.10.	Discussion and making decisions and providing reporting and disclosure on Company reports, if provided pursuant to securities laws, including assessment of effectiveness of internal control and other matters included on the Company’s Board of Directors Report, as well as certification and references to the financial statements.

6.11.	Any action or decision with regard to preparing, compiling, approving, issuing or signing financial statements, interim financial statements, annual reports, periodic or quarterly reports and so forth, including providing assessment of the effectiveness of internal control (SOX), making decisions with regard to application of accounting principles and re-statement on the financial statements, reliance on assessments and accounting estimates (for, inter alia, IFRS and accounting and reporting rules applicable to the Company) as well as budgets, business work plans or forecasts with regard to the Company.

6.12.	Adoption of financial reporting pursuant to International Financial Reporting Standards (IFRS) or any customary financial reporting standards by the Company, or US GAAP standards or any reporting standards used by subsidiaries of the Company and any action with regard there to.

6.13.	Events related to investment by the Company in any corporations.

6.14.	Decision with regard to distribution, as defined in the Corporate Act, including Court-authorized distribution.

6.15.	Re-organization of the Company, change in ownership of the Company, re-structuring of the Company, dissolution, sale of (all or part of) its assets or businesses, or any decision with regard there to, including inter alia, merger, split, change to Company capital, incorporation, dissolution or sale of subsidiaries, allotment or distribution.

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6.16.	Formulation, change, amendment or approval of arrangements between the Company and holders of Company securities, or banks or creditors of the Company or of affiliated corporations.

6.17.	Actions with regard to issuing and obtaining licenses, permits, waivers or approvals, including pre-rulings, no-action letters and so forth, including business licenses and licenses and permits required to conduct Company business, including approvals or exemptions with regard to tax issues, securities or anti-trust matters, and any action with regard to and in conformity with such licenses, permits, approvals and waivers.

6.18.	Participation in auctions and conducting auctions.

6.19.	Statement, saying, including expression of position or opinion, voting or avoidance of voting, whether in writing, verbally or in any other way, or through dissemination or publication of any document, message, response or notice, including in negotiations and contracting with suppliers or customers, and including at meetings of Company management, Board of Directors or any Board committee or in any other forum.

6.20.	Action in contravention of Company Bylaws.

6.21.	Action or decision with regard to employment relations, including negotiation, contracting and implementation of individual employment contracts or collective bargaining agreements, employee benefits, including allocation of securities to employees.

6.22.	Any action or decision with regard to health and safety at work or to working conditions.

6.23.	Negotiation, contracting and activation of insurance policies.

6.24.	Formulate work plans, including pricing, marketing, distribution, guidelines for employees, customers and suppliers and any co-operation with competitors.

6.25.	Decisions or actions with regard to environmental protection and public health, including hazardous materials.

6.26.	Resolutions or actions with regard to the Consumer Protection Act, 1981 and ordinances and regulations pursuant there to.

6.27.	Actions with regard to the Company’s intellectual property and protection thereof, including registration or enforcement of intellectual property rights and defense in claims with regard there to.

6.28.	Infringement of intellectual property rights of any third party, including inter alia, patents, samples, cultivator rights, trademarks, copyright and so forth.

6.29.	Negotiation, signing and execution of contracts of any kind with third parties, including suppliers, distributors, agents, franchisees, marketers, importers, exporters, customers and so forth for goods or services marketed or sold or supplied or used by the Company.

6.30.	Negotiation, signing and execution of agreements with labor contractors, service contractors, construction contractors, refurbishment contractors and so forth.

6.31.	Providing information, representations, opinion, assessments, forecasts, estimates, data, professional opinions, financial statements, reports or notices, filing applications with any competent authority, ISA, tax authorities, Anti-Money Laundering Authority, Anti-trust Authority and the Concentration Committee), as well as any action with regard to implementation of statutory provisions (including guidelines, directives, ordinances and so forth) applicable to the Company, issued by any competent authority or by any other Government entity.

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6.32.	Inquiries by State authorities.

6.33.	Any action related to providing information, representations, opinion, assessments, forecasts, estimates, data, financial statements, reports or notices to any third party, including in conjunction with business contracting by the Company or as part of action by any Company shareholder with regard to their holdings in the Company, or pursuant to any statutory provisions (including the following: Pursuant to the Corporate Act, Securities Act and regulations enacted pursuant there to, or pursuant to rules or guidelines of a stock exchange in Israel or overseas).

6.34.	Transfer of information required or allowed by law to be transferred to an interested party in the Company.

6.35.	Payment or payment demand applicable to the Company by law.

6.36.	Action with regard to risk management at the Company (including insurance of any risk type to which the Company is exposed).

6.37.	Actions with regard to establishing, registering, managing and using information, registries and information repositories, including information repositories, as this term is defined in the Privacy Protection Act.

6.38.	Management of bank accounts used by the Company at banks, and conducting transactions in such bank accounts, including repurchase transactions in securities and loaning and borrowing securities, loans and credit facilities, debit cards, bank guarantees, letters of credit, agreements with regard to investment advisory services.

6.39.	Realization of personal guarantee provided by the Officer to the Company, as collateral to secure liabilities or certifications of the Company.

6.40.	Failure to conduct full or appropriate due diligence proceedings with regard to investments by the Company, which resulted in full or partial loss of such investment, or in impact to Company business or in breach of obligation towards a third party.

6.41.	Events and actions with regard to investments made by the Company in various corporations, before or after making such investment, including for the purpose of contracting, execution, development, monitoring and supervision of such transaction, including actions with regard to investment, purchase, holding and sale of securities issued by various entities, as well as investments in financial assets or other interests, in Israel or overseas.

6.42.	Any action or transaction regarding or resulting from office on behalf of the Company with a competent organ of the Group, or appointment on behalf of the Company with a subsidiary or Other Company, including any action with regard to exercise of voting rights in such companies.

6.43.	Monetary indebtedness imposed on an Officer with respect to actions they took part in on behalf of the Company, vis-à-vis diverse State institutions.

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6.44.	Monetary indebtedness imposed on an Officer with respect to a lawsuit brought by third parties against such Officer with respect to missing or misleading disclosure, whether written or verbal, to existing or potential investors in the Company, including in case of merger of the Company with Other Company.

6.45.	Reimbursement of deductible in case of activation of Officer liability insurance.

6.46.	Any breach of provisions of any agreement to which the Company is party.

6.47.	Any action with regard to tax liability of the Group or Group shareholders.

6.48.	Any transaction (including exceptional transaction) or action (including transfer, sale, purchase or leasing of assets or liabilities (including land, securities or rights) or giving or receiving any right, including right to use or license in any of these, as well as any action directly or indirectly involving such transaction.

6.49.	Actions in conjunction with legal proceedings of the Company or against the Company, including outside of Israel.

6.50.	Class action lawsuit or derivative lawsuit with regard to the Company, a subsidiary or Other Company.

6.51.	Any action or transaction with regard to publication or marketing of Company activity and business, including submission for publication or marketing, as well as such publication being correct and not misleading.

6.52.	Any event or action which may be indemnified pursuant to the Securities Act, Economic Competition Act, Corporate Act and any other act applicable to Company operations.

6.53.	Any provision of section 6 -

●	Concerning any particular action shall be interpreted as also concerning any derivative of such action or non-execution of avoidance of execution of such action, unless impossible based on the context of any particular provision.

●	Referring also to any of the aforementioned types of events or actions, with regard to your employment or office as Officer or holder of any other position with the Group.

●	Any reference to Company shall also include any subsidiary and Other Company, in conformity with the context.

7.	Conditions with regard to indemnification

Indemnification pursuant to this liability waiver and commitment to indemnify is subject to fulfillment of the following conditions:

7.1.	You must diligently inform the Company in writing of any investigation or any legal or administrative proceeding brought against you with regard to any event to which this indemnification may apply, as well as any concern or threat delivered to you in writing, whereby such investigation or legal or administrative proceeding may be brought against you, after first learning of this, and you must provide to the Company, or to anyone as informed by the Company, without delay, any document to be provided to you with regard to such proceeding, and any information that may come to your knowledge with regard to such proceeding.

You must also regularly inform the Company of any events subject to concern that they may result in an investigation or legal proceeding being brought against you.

Failure to provide such notice shall not exempt the Company of its commitments pursuant to this liability waiver and commitment to indemnify, unless and if such failure to provide such notice would nullify the Company’s capacity to defend against such claim in your name.

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7.2.	Except in case of a lawsuit brought by the Company against you, the Company may assume the handling of your defense in such investigation or legal or administrative proceeding, and the Company may appoint an attorney of the Company’s choice for this purpose (except for any attorney that would not be reasonably acceptable to you) to handle any such investigation or legal proceeding. Should you have appointed an attorney on your behalf prior to such decision by the Company, you would be entitled to reimbursement of your expenses pursuant to provisions of this liability waiver and commitment to indemnify.

The Company and such attorney may act, in handling such case, at their discretion – subject to the following: The attorney thus appointed would act with fiduciary duty to the Company and to you. Without prejudice to provisions of this liability waiver and commitment to indemnify, it is hereby clarified that should the Company not be entitled to assume, or should the Company fail to assume, the handling of your defense in the legal proceeding, you may appoint an attorney on your behalf, provided that the Company did not object to their appointment other than for reasonable causes, and provisions of this liability waiver and commitment to indemnify shall apply to any expenses you may incur with respect to such appointment.

Upon request from the Company, you undertake to sign any document reasonably required to authorize the Company or such attorney to handle such proceeding in your name and to represent you in all matters related there to.

For the sake of clarity, the Company and such attorney may not, in any criminal proceeding, admit any of the charges in your name, nor agree to any plea deal, without your prior written consent. Furthermore, the Company and such attorney may not, in any civil law proceeding (whether in a Court of Law or in arbitration, mediation or any settlement agreement), without your prior written consent which you may not unreasonably deny: (a) admit, in your name (whether in a hearing to a Court of Law or arbitrator, or in conjunction with a settlement agreement) any event that is not indemnifiable pursuant to provisions of this liability waiver and commitment to indemnify and any statutory provisions; or (b) reach a deal or settlement that does not include you being fully absolved of any liability with regard to such proceeding.

The foregoing shall not preclude the Company or such attorney from reaching agreement with the plaintiff in such civil law proceeding without your consent, provided that this is not in contravention of the foregoing.

Furthermore, the Company and the attorney on behalf of the Company shall not agree to any settlement in an amount exceeding the indemnity amount to which you would be entitled, without your prior consent that you may not unreasonably deny, and should consent of the insurer also be required – without the insurer’s prior consent.

Any deal, settlement or conclusion of any proceeding, or non-payment of any indemnity by the Company, or failure by the Company to make a decision with regard to indemnification, shall not constitute representation, assumption, admission or consent to you not being entitled to indemnification pursuant to this liability waiver and commitment to indemnify. Moreover, conclusion of any proceeding by any verdict or injunction, by a Court of Law or arbitrator, by itself (unless otherwise explicitly specified in such verdict or injunction), or in a deal or settlement, shall not constitute representation, assumption, admission or evidence that: (a) You have acted other than in good faith and in such manner as you believed to be favorable or unfavorable to the Company; and (b) With regard to criminal proceedings, that you did not have reasonable grounds to believe that your actions were legal.

Should you reasonably object to being represented by the attorney appointed by the Company, or should you or the Company’s attorney believe that there is concern about conflict of interest between you and the Company, you may appoint your own attorney, and the Company shall not unreasonably object to such appointment, and provisions of this liability waiver and commitment to indemnify shall apply to any expenses you may incur with respect to such appointment.

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In such cases where the Company appoints the attorney, you may appoint another attorney other than the Company-appointed attorney, and the Company and the -appointed attorney shall inform your attorney, provided that you bear the cost for your additional attorney’s fees.

7.3.	You shall co-operate with the Company or with such attorney, and with the insurer pursuant to the officer liability insurance policy covering the Company, by any reasonable means asked of you by any of them in conjunction with their handling of the legal or administrative proceeding or investigation, provided that the Company or such insurer would cover all expenses in this regard, so that you would not be required to pay or to finance such expenses by yourself.

7.4.	The Company shall not be required to indemnify you pursuant to this liability waiver and commitment to indemnify for any amount paid by you in conformity with any settlement or arbitration which the Company had not authorized in advance and in writing, provided that the Company would not unreasonably refuse such settlement, conducting such arbitration or signing such deal, as the case may be.

7.5.	The Company’s commitment to pursuant to this liability waiver and commitment to indemnify are made personally to you alone, and this liability waiver and commitment to indemnify may not be assigned nor transferred to other(s), except as set forth in section 8 below.

7.6.	Upon your request to make any payment with respect to any case pursuant to this liability waiver and commitment to indemnify, the Company shall take any action required by law to make such payment, and shall act to obtain any approval required for this purpose, if required, including Court approval, if and to the extent required.

8.	Scope

The liability waiver and commitment to indemnify pursuant to this this liability waiver and commitment to indemnify shall be available to you even after conclusion of your term in office as officer or holder of another position with the Group, provided that the actions for which this this liability waiver and commitment to indemnify is provided were made or would be made during your term in office as officer or holder of another position with the Group. The Company’s aforementioned commitments shall also be available to your estate, heirs, other lawful substitutes and to any substitute Board member you may appoint. Note also that the Company’s commitments pursuant to this liability waiver and commitment to indemnify shall also apply to events which preceded the signing of this document.

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9.	Miscellaneous

9.1.	Company obligations pursuant to this liability waiver and commitment to indemnify shall be interpreted widely so as to uphold them, to the extent permitted by law, for the purpose for which they have been created. In the event of conflict between any provision of this liability waiver and commitment to indemnify and any statutory provision that cannot be subjected to conditions, nor changed or added to, said statutory provisions shall prevail, but this shall not infringe upon or prejudice the validity of the other provisions of this liability waiver and commitment to indemnify.

9.2.	This liability waiver and commitment to indemnify shall not derogate from the Company’s right to decide on retroactive indemnification pursuant to all statutory provisions. Moreover, this liability waiver and commitment to indemnify shall not derogate from nor infringe on the Company’s right (but the Company would not be required) to make any decision with regard to the following: (a) Increase the Maximum Indemnity Amount, as set forth in this liability waiver and commitment to indemnify; (b) Add any types of events for which officers shall be entitled to indemnification; (c) Any other change in terms and conditions of this liability waiver and commitment to indemnify that is beneficial to you; or (d) Provision of indemnification retroactively, including with regard to indebtedness as set forth in section 4.1.1, in amounts higher than the Maximum Indemnity Amount and without limitations set forth in sections 5 and 6 above, subject to all statutory provisions.

9.3.	Should the law applicable to the Company change in future, so as to allow the Company to expand the scope of this liability waiver and commitment to indemnify which the Company may award to you, then such change in the law shall be deemed to also apply to you, and this liability waiver and commitment to indemnify shall automatically be deemed to have been amended (without requiring any further action or resolution), as if it contained any such change, to the maximum extent allowed by law. Without prejudice to the foregoing: (a) Any amendment of the Corporate Act, the Economic Competition Act or any other applicable law that expands the Company’s capacity to indemnify, insure or waive your liability, or which expands your right to be indemnified, insured or waived of liability, shall apply to you to the maximum extent possible, automatically and immediately, and shall be deemed to be included in this liability waiver and commitment to indemnify to the maximum extent permitted by law; and (b) Any amendment of the Corporate Act, the Economic Competition Act or any other applicable law that impacts the Company’s capacity to indemnify you, insure you or waive your liability, or which impacts your right to be indemnified, insured or waived of liability, as set forth in this liability waiver and commitment to indemnify or in Company Bylaws, shall not apply retroactively and shall not impact the commitment or capacity of the Company to indemnify you, insure you or waive your liability with respect to any deed or omission that took place prior to such amendment, unless otherwise stipulated by applicable law. For good measure, provisions of this section shall not apply to change in the Maximum Indemnity Amount, which shall not be automatically amended.

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9.4.	The Company may, at its sole discretion and at any time, terminate its waiver or commitment to indemnify, or reduce the Maximum Indemnity Amount pursuant there to, or reduce the list of events subject to indemnification, whether for all or some of the officers, should such termination or change apply to events subsequent to the date of such termination or change, provided that you received prior written notice of this intention at least 30 days prior to the effective start date of such resolution. For the sake of clarity, note that any such resolution which may result in significantly inferior terms and conditions for this liability waiver and commitment to indemnify or in termination thereof, shall not have any retroactive application of any kind, and the liability waiver and commitment to indemnify prior to such change or termination, as the case may be, shall continue to apply and would be valid for all intents and purposes with regard to any event that had occurred prior to such change or termination, even if the proceeding in regard there to was brought against you after such change or termination of this liability waiver and commitment to indemnify.

9.5.	For avoidance of any doubt, it is hereby stipulated that this liability waiver and commitment to indemnify does not constitute a contract in favor of any third party, including any insurer, and no insurer may require the Company to participate in any payment which such insurer is committed to make pursuant to any insurance contract made there with, except for the deductible, except with regard to the Secondary Indemnifier, as set forth in section 4.6 and to a substitute Board member to whom this liability waiver and commitment to indemnify shall apply.

9.6.	Provisions of this liability waiver and commitment to indemnify prevail over any prior commitment or agreement (prior to signing this liability waiver and commitment to indemnify), whether in writing or verbally, between the Company and you with regard to matters set forth in this liability waiver and commitment to indemnify, including with regard to events that occurred prior to signing this liability waiver and commitment to indemnify, but it is hereby clarified that this would not infringe on any waiver provided to you, if provided, prior to providing this liability waiver and commitment to indemnify.

9.7.	Should any provision or commitment set forth in this liability waiver and commitment to indemnify, or any award of any waiver pursuant to this liability waiver and commitment to indemnify shall be declared void or un-enforceable, this would not impact the remaining provisions, commitments and waivers which shall remain in effect. Furthermore, should any such provision, commitment or waiver be found to be void or un-enforceable and they may be remedied so as to make them valid and enforceable by law, then such provision, commitment or waiver shall be deemed to have been amended or constrained as required, so as to be valid and enforceable to the maximum extent allowed, and the competent entity is hereby authorized to amend or constrain them so as to be valid and enforceable in such scope, form and to the maximum extent allowed by law.

9.8.	Any waiver of any of the provisions of this liability waiver and commitment to indemnify shall be made in writing an shall not be deemed waiver, avoidance or creation of custom between the parties with regard to other cases and other provisions (even in the case of similar provisions) in this liability waiver and commitment to indemnify.

9.9.	The Company shall bear all your expenses, including legal expenses, in enforcement and realization of this liability waiver and commitment to indemnify. Provisions of section 7 above shall not apply to enforcement and realization of this liability waiver and commitment to indemnify by you.

9.10.	The law applicable to this liability waiver and commitment to indemnify is the law in Israel, and the competent Court in Tel Aviv Yafo has sole jurisdiction to hear any dispute arising from implementation of this liability waiver and commitment to indemnify, ejecting the jurisdiction of all other Courts.

Date: [*]
Pulsenmore Ltd.